March 6, 2017

RE: World Monitor Trust III Series J (“WMT-III”)

Dear Unitholder,

We are writing to inform you that we have decided to name Gemini Fund Services LLC (“Gemini”) as the Registered Transfer Agent for World Monitor Trust III - Series J (the “Fund”) effective March 1, 2017. Our decision to make the change is based on our desire to provide investors with the best possible transfer agent services.

Gemini is a subsidiary to NorthStar Financial Services Group, LLC which has over 800 employees and administrates and services over $500 billion in assets. Gemini has over 30 years of experience in providing comprehensive fund administrator, accountant and transfer agent services. Gemini’s partnership with Envision and its PowerAgent system for their transfer agent services, provides systematic checks and validations to ensure that each customer’s account activity processes are correct every time.

We are confident that Gemini will meet all of our expectations by bringing to the Fund the highest level of service and excellence in all facets of the administrator functions coupled with a cost savings to the Fund.

If you have any questions, please contact the Kenmar Preferred’s Investor Services Group at 212-596-3466

Sincerely,

/s/ Jim Parrish

Jim Parrish

President

Kenmar Preferred Investments, LLC